EXHIBIT 10.11

Energy Fuels Resources (USA) Inc.
225 Union Blvd. Suite 600
Lakewood, CO, US, 80228
303 974 2140
www.energyfuels.com

THIS PROFESSIONAL SERVICES AGREEMENT is made as of the 2nd day of March, 2018

BETWEEN:

ENERGY FUELS RESOURCES (USA) INC., a Delaware Corporation, having its offices at 225 Union Blvd., Suite 600, Lakewood, Colorado, United States of America 80228

(Hereinafter “EFRI”)

OF THE FIRST PART

-and-

Daniel G. Zang, an accounting specialist (hereinafter “Contractor”).

OF THE SECOND PART.

WHEREAS EFRI wishes to enter into a professional services agreement with Contractor as a consultant to EFRI, by entering into this agreement (the “Agreement”),

NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.
Services & Responsibilities.    Contractor shall perform the services (the “Services”) as detailed in Exhibit “A” - “Scope of Services” which Exhibit shall be deemed a part hereof. Each change in the Services must be authorized in advance in writing by EFRI. Contractor shall not have the power and authority to sign any instruments that obligate or bind EFRI or any of its affiliates. Nothing contained in this Section 1 shall alter the status of Contractor as an independent contractor.

2.	Term of Agreement. The term of this Agreement shall commence on March 2, 2018 and shall continue until terminated in accordance with Section 9 hereof (the “Professional Services Period”).

3.	Compensation. As full consideration for performance hereunder, EFRI will pay Contractor according to Exhibit “B” - “Compensation for Services” which shall be deemed a part hereof. The consideration set forth in this Section 3 shall be the sole consideration due Contractor for the Services rendered hereunder, and it is understood that EFRI will not withhold any amounts for payment of taxes from the compensation of Contractor hereunder. Contractor will not represent to be or hold himself out as an employee of EFRI or any of its affiliates, and Contractor acknowledges that he shall not have the right or entitlement in or to any of the equity compensation, bonus, pension, retirement, vacation or any other benefit programs now or hereafter available to EFRI’s regular employees. Contractor acknowledges his obligation to report and pay all federal, state and local taxes or assessments of any kind that a self-employed individual must pay. Contractor further covenants with EFRI that he will not at any time assert any claims against EFRI or any of its affiliates that he is entitled to any type of compensation as a statutory or common law employee of EFRI or any of its affiliates for any services provided during the term of this Agreement or any renewal thereof.

4.
Invoicing and Payment.    The total compensation will be paid upon receipt of proper invoices by the Chief Financial Officer on or about the last day of each month, as agreed in writing between EFRI and Contractor as set out in Exhibit “B”. Properly documented expense reports shall be an integral part of the invoice. Also included as part of each invoice shall be a brief report outlining the activities and/or the accomplishments achieved during the month.

5.
Stock Options and Restricted Stock Units.    Your existing Energy Fuels Stock Options will continue to vest and remain exercisable, and your existing Restricted Stock Units will continue to vest, in both cases for the duration of the Professional Services Period.

6.
Compliance with Law and Corporate Policy.    In the performance of the Services, Contractor shall comply with and observe all applicable laws, regulations and orders of any proper authority having jurisdiction over the Services together with all Corporate Policies of EFRI in effect from time to time. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

7.
Performance of Duties.    Contractor shall perform his duties faithfully, efficiently and effectively and during the term of this Agreement shall devote such portion of his business time to the business affairs of EFRI and its affiliates as is reasonably necessary to accomplish the performance of the Services. The parties agree that Contractor’s engagement to provide Services is non-exclusive.

8.
Confidentiality.    In consideration of the payments made under this Agreement, Contractor hereby acknowledges and agrees that, as a contractor providing Services during the term of this Agreement, Contractor’s relationship with EFRI is one of high trust and confidence and that Contractor has access to and will make use of a variety of proprietary information of EFRI and its affiliates, including information relating to EFRI’s and its affiliates’ business and affairs, including without limitation, its assets, profits, profit margins, revenues, costs of production, transportation costs, marketing and sales costs, budgets, business plans, regulatory compliance status, legal actions, software programs, manuals, guides, customer lists, client proposals, technical, geological and engineering data, maps, reports and analyses, process and mining technology, and other confidential documents and communications within or concerning EFRI and its affiliates and predecessors and previous owners and operators of EFRI’s assets which are not freely available to outsiders (herein collectively called “Proprietary Information”).

Contractor covenants and agrees that (i) Contractor will not use for his own benefit or the benefit of any other party and will not disclose to any third party any Proprietary Information in Contractor’s possession or control without the express written consent of EFRI; and (ii) at the termination of this Agreement, Contractor will return all EFRI Proprietary Information then in Contractor’s possession or control, including without limitation all files, data, computer software and programs, work in progress, customer lists, business plans, contracts, business proposals, cost and financial reports and analyses, and technical, geological and engineering reports and analyses, and further agrees to retain no duplicates or copies of any EFRI Proprietary Information without the express written consent of EFRI.

The foregoing provisions, and all other provisions of this Agreement, are in addition to and do not alter or reduce any continuing provisions or obligations contained in or arising from the Employment Agreement made effective March 1, 2016 between Contractor, EFRI and Energy Fuels Inc.

9.	Termination.

EFRI may terminate this Agreement for “Cause” at any time after providing notice to Contractor. For purposes of this Agreement, “Cause” shall mean the following: (1) conviction of a crime involving a felony or, in the good faith judgment of EFRI, fraud, dishonesty, or moral turpitude; (2) deliberate and continual refusal to perform Services reasonably requested by EFRI; (3) fraud or embezzlement; (4) gross misconduct or gross negligence in connection with the business of EFRI; or (5) breach of any provision of this Agreement. Any determination of “cause” under this Agreement shall be made by EFRI after giving Contractor a reasonable opportunity to be heard. Termination for cause shall be effective upon the date of the notice by EFRI to Contractor of such termination.

EFRI or Contractor may terminate this Agreement without Cause at any time after June 2, 2018 by providing no less than thirty (30) days written notice.

In the event this Agreement is terminated without Cause, or expires by its terms, Contractor shall submit a final invoice for payment to EFRI. EFRI shall deliver a final payment to Contractor within ten (10) business days for any undisputed amounts.

10.
Notices.    Any notice required or permitted to be given hereunder shall be in writing and shall be sufficiently given if hand delivered or if mailed by prepaid registered mail addressed to the other party at the following addresses or to such other addresses as the parties may advise each other from time to time in writing.

If to Contractor:                    Daniel G. Zang
11896 W. Security Ave.
Lakewood, CO 80401-4432

If to EFRI:                        225 Union Blvd., Suite 600
Lakewood, Colorado 80228 USA
Attention: David C. Frydenlund

Any notice shall be deemed to have been received by the parties (a) if hand delivered and/or emailed on the date of delivery, or (b) if mailed on the fourth business day following the date of mailing, provided, that in the event of disruption of the postal system for any reason whatsoever, notice shall only be sufficiently delivered by hand.

11.
Assignment; Binding Effect.    Contractor understands that he has been selected by EFRI to provide the Services on the basis of his personal qualifications, experience and skills. Contractor agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement without the prior written consent of EFRI. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

12.
Arbitration.    Any dispute arising in connection with this Agreement or Contractor’s provision of Services to EFRI shall be submitted to binding arbitration by an arbitrator with Judicial Arbiters Group (“JAG”) under the American Arbitration Association’s (“AAA”) rules for the resolution of disputes, in Denver, Colorado. Judgment upon any award rendered by arbitration may be entered in any court having jurisdiction thereof. The attorney’s fees and costs of the prevailing party in connection with the arbitration, as well as any costs of AAA, JAG, and the arbitrator shall be assessed against the losing party.

13.	Survival. The provisions set forth in Paragraphs 8 and 12 shall survive the termination of this Agreement.

14.
Entire Agreement.    This Agreement (together with the Exhibits attached hereto) represents the entire understanding and agreement concerning the Services. Each of the parties shall from time to time and, at all times, do all further acts and execute and deliver all such further documents and assurances, as may be reasonably required, in order to fully perform and carry out the terms of this Agreement. This Agreement supersedes all prior understandings and agreements, whether written or oral, relating to the terms of this agreement, unless otherwise specified herein.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the 2nd day of March, 2018.

ENERGY FUELS RESOURCES (USA) INC. By: /s/ Mark S. Chalmers Name: Mark S. Chalmers Title: President & CEO	DANIEL G. ZANG By: /s/ Daniel G. Zang Daniel G. Zang Accounting Specialist

EXHIBIT “A”

Scope of Services

AS REQUESTED BY THE CHIEF FINANCIAL OFFICER

Upon the reasonable request of EFRI’s Chief Financial Officer (the “Authorized EFRI Officer”), Contractor shall provide services to EFRI on a project-by-project basis in areas of financial statement preparation, cost accounting, internal controls, SOX compliance, budgeting, financial planning, financial analysis of projects, transitional matters and as otherwise may be required by EFRI and within Contractor’s areas of expertise. The Contractor shall spend time in the offices of EFRI as reasonably requested by the Authorized EFRI Officer or as may be required to complete any work or projects requested by the Authorized EFRI Officer. Contractor shall adhere to the following schedule unless requested otherwise by the Authorized EFRI Officer:

•
Contractor shall be available to perform services hereunder at the request of EFRI generally for a minimum of ten (10) working days per month consisting of 8 hours per day, on reasonable notice by the Company. Any additional hours or days shall be subject to Contractor’s availability and agreement. It is understood that Contractor reserves the right in any month to schedule ten (10) consecutive working days for activities not associated with this Agreement.

•
Contractor’s services hereunder shall be on an as-needed basis as requested by the Chief Financial Officer of EFRI, and EFRI shall be under no obligation to engage Contractor to provide any minimum amount of services or to pay any minimum amount of fees to Contractor hereunder.

EXHIBIT “B”

Compensation for Services

EFRI shall pay the following amounts to Contractor:

•	US$250.00 per hour of services performed hereunder at the request of EFRI.